Rye, NY 10580-1422
Tel. (914) 921-5147
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Douglas R. Jamieson
President & Chief Operating Officer
(914) 921-5020

Kieran Caterina
Acting Co-Chief Financial Officer
(914) 921-5149

For further information please visit
www.gabelli.com

GAMCO Reports Record Results for 2007
AUM at $31 billion, up 10.4% from $28.1 billion in 2006
Becomes Advisor to Enterprise Mergers & Acquisitions Fund

Rye, New York, March 14, 2008 –  GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced full year results for 2007.  Total revenues rose 11.8% to a record $292.4 million for 2007 from $261.5 million in 2006.  Fully diluted earnings were a record $2.79 per share versus the restated $2.49 per share in 2006. Net income increased 10.6% to a record $79.6 million from $71.9 million in 2006.

The fourth quarter ended December 31, 2007 also had record revenues of $89.0 million, or 7.9% higher than $82.5 million in the fourth quarter of 2006. Operating income before management fee was up 21.9% to $42.5 million from $34.8 million.  Net income, exceeded only by the record 2006 fourth quarter, was $24.1 million or $0.84 per fully diluted share versus net income of $27.0 million or $0.94 per fully diluted share in the year ago quarter.

Assets Under Management – Year-end Record $31.0 Billion at December 31st

Assets Under Management (AUM) were $31.0 billion as of December 31, 2007, 10.4% higher than December 31, 2006 AUM of $28.1 billion and 2.0% lower than September 30, 2007 AUM of $31.6 billion.

–
Our closed-end equity funds reached $6.3 billion at December 31, 2007, 9.2% above the $5.8 billion on December 31, 2006 and below September 30, 2007 AUM of $6.4 billion. There are currently nine closed-end funds including the Gabelli Global Deal Fund, which was launched in January 2007.   The closed end assets under management are comprised of  $5.1 billion common and $1.2 billion of preferred issues consisting of $548 million of fixed rate issues and $610 million of variable rate issues.

–	Our open-end equity funds AUM at December 31, 2007 were $9.8 billion, 16.5% greater than the $8.4 billion on December 31, 2006 and about the same as the September 30, 2007 AUM of $9.9 billion.

          • Several of our funds attained new benchmark levels at year-end.

        - The Gabelli Equity Income Fund and the Gabelli Small Cap Growth Fund both exceeded $1.0 billion in AUM at December 31, 2007.

- Our 100% US Treasury Money Market Fund¹, exceeded $1 billion as investors focused on U.S. Treasury instruments.  Our fund ranked in the top tier in total return for the 12 months ended December 31, 2007 among 83 US Treasury money market funds tracked by Lipper Inc.² For the 5 year and 10 year periods ended December 31, 2007, the fund ranked 2nd out of 66 funds and 3rd out of 49 funds, respectively, within that category.

–
Our institutional and private wealth management business had $13.3 billion in separately managed accounts on December 31, 2007, 5.1% over December 31, 2006 AUM of $12.7 billion versus $13.8 billion on September 30, 2007.

–	Our investment partnership AUM were $460 million on December 31, 2007 down from $491 million on September 30, 2007 and December 31, 2006.

–	As of December 31, 2007, assets generating performance-based fees were $3.5 billion, an increase of 10.5% from the $3.2 billion on December 31, 2006 and 3.2% below $3.7 billion on September 30, 2007.

¹Past performance is no guarantee of future results. An investment in any money market fund is not insured or guaranteed by the US government, the Federal Deposit Insurance Corporation or any government agency. Although the Fund seeks to maintain the value of an investment at $1.00 per share, it is possible to lose money by investing in the Fund. Dividend yields and returns have been enhanced due to expense limitations initiated by the Adviser. Equity funds involve the risk that the underlying investments may lose value.  Accordingly, it is possible to lose money by investing in these funds. Small capitalization companies present greater risks than securities of larger more established companies. They trade less frequently and experience more abrupt price movements. Investors should consider the investment objectives, risks, sales charges and expense of the fund carefully before investing. The prospectus contains more complete information about this and other matters. The prospectus should be read carefully before investing. You can obtain a prospectus by calling Gabelli & Company, Inc. at 1-800-GABELLI (1-800-422-3554) or contacting your financial representative or by visiting http://www.gabelli.com.

² Lipper Inc. is a nationally-recognized independent provider of investment company data.

Revenues

For the year ended December 31, 2007, investment advisory fees were $250.4 million, an increase of $23.4 million or 10.3% compared to the year ago period:

–
Our closed-end funds revenues were up 13.0% to $60.6 million versus the $53.6 million in 2006, as a result of investment returns and inclusion of the Gabelli Global Deal Fund from its inception in February 2007.

–	Open-end mutual funds revenues grew 16.6% to $93.9 million from $80.6 million based on higher average AUM.

–	Institutional and private wealth management revenues increased 9.8% to $88.6 million from $80.7 million reported in 2006.

–	Investment Partnership revenues dipped $4.8 million to $7.2 million from $12.0 million.

GBL earns incentive fees on certain assets based upon annual performance. Total incentive fees slipped $3.2 million, or 12.5% in 2007 from $25.7 million in 2006. Incentive fees from closed-end funds dropped $0.6 million to $10.1 million in 2007 from the prior year. Incentive fees from institutional and private wealth management increased $1.6 million, or 22.2% to $8.9 million from $7.3 million in 2006 due to performance and higher level of AUM. Investment Partnership incentive fees declined to $3.5 million from $7.7 million due to lower returns and lower AUM.

Commission revenues from our institutional research business, Gabelli & Company, Inc., were $15.7 million for the year ended December 31, 2007, up 24.6% from the prior year amount of $12.6 million.  The increase was primarily due to continued recognition of our growing institutional research and client service efforts.

Mutual fund distribution fees and other income were $26.2 million for the year ended December 31, 2007, an increase of $4.4 million, or 20.1%, from the $21.8 million in the 2006 period.

For the fourth quarter of 2007, investment advisory fees were $77.8 million, an increase of $4.5 million or 6.2% compared to the year ago quarter:

–	Open-end mutual funds generated revenues of $25.1 million, 21.2% higher than the $20.7 million generated in the fourth quarter 2006.
–	Our closed-end funds revenues climbed 5.8% to $23.2 million in the fourth quarter 2007 from $21.9 million, driven by investment returns and the initial inclusion of the Gabelli Global Deal Fund.

–	Institutional and private wealth management revenues increased 15.6% to $25.8 million from $22.3 million.

–	Investment Partnership revenues were $3.7 million, down 55.6%, or $4.6 million from the 2006 comparable quarter.

In the fourth quarter commission revenues from our institutional research business, Gabelli & Company, Inc., were $4.2 million, up 23.7% from the prior year.

Mutual fund distribution fees and other income were $7.0 million for the fourth quarter 2007, an increase of $1.2 million, or 19.7%, from the $5.8 million in fourth quarter 2006.

Operating Margin

The operating margin before management fee was 40.2% for the year ended December 31, 2007 compared to 34.3% in the prior year period.

For the fourth quarter 2007, the operating margin before management fee was 47.7% for the fourth quarter of 2007 compared to 46.8% in the prior year period.  The prior year period operating margin is before inclusion of a prepayment of $4.1 million in distribution expenses, a $3.0 million litigation reserve and the reversal of $3.3 million in previously accrued partnership compensation.

Other Income / Expense

Total other income (which represents primarily investment income from our proprietary investments), net of interest expense, was $26.7 million for the year ended December 31, 2007 compared to $56.9 million in 2006.  In 2006, we adopted FIN 46 and EITF 04-5 which lead to the consolidation of certain partnerships and offshore funds (as described in the notes included herein). These accounting changes resulted in $14.2 million of other income, absent in the 2007 full year results. Also contributing to the year over year decline was the fourth quarter 2007 impairment charge of $5.1 million from losses on available for sale securities deemed from an accounting point of view to be other than temporary.

Total other income before interest expense was $0.4 million for the fourth quarter 2007 versus $18.9 million in the prior year’s quarter.

Given the amount of our investments that are exposed to interest rate risk the following table shows the annualized impact on GBL’s interest income from a 100 basis point change ($ in millions):

Investment	Value at December 31, 2007	1% Change in Interest Income

Money Market Funds	$167.4	$1.7
US Treasury Bills	117.5	1.2
Total	$284.9	$2.9

Business Highlights

•
GAM GAMCO Equity Fund was awarded Standard & Poor's AAA Rating for the fourth consecutive year and was one of only four S&P AAA rated funds out of the 1,268 fund Mainstream Sector Group. GAM GAMCO Equity Fund has been sub-advised by GAMCO Asset Management Inc. for London UK based Global Asset Management (GAM), since the fund's launch in October 1987. We plan to enhance our position as a sub-advisor with other financial sponsors where we have investment capacity.

•	70% of our rated Equity Assets had four or five-start ratings from Morningstar, compared to 53% within the asset management industry, according to Merrill Lynch’s December fund flows report.

•	The Board of Directors of the closed-end funds authorized the filing of shelf registrations for $1.7 billion of preferred and equity securities.

•
In November, shareholders approved the three proposals presented at our Special Meeting of Shareholders. The three proposals were to (a) approve, subject to final action by GAMCO’s Board of Directors, the distribution to its shareholders of the shares of common stock of Gabelli Advisers, Inc. owned by GAMCO, (b) vote on whether GAMCO’s Board of Directors should consider the conversion and reclassification of its shares of Class B Common Stock into Class A Common Stock at a ratio of 1.15 shares of Class A Common Stock for each share of Class B Common Stock, and (c) approve the amended and restated Employment Agreement with GAMCO’s Chairman and Chief Executive Officer. Our Class A shareholders overwhelmingly voted in favor of each of these proposals including the referendum on whether GAMCO’s Board should consider the conversion and reclassification of the Class B shares into Class A shares at a ratio of 1.15 Class A shares for each Class B share.

•
Our liquid balance sheet, coupled with investment grade credit ratings from both Moody's and Standard & Poor's, provides access to financial markets and the flexibility to opportunistically add operating resources to our firm, repurchase our stock and consider strategic initiatives. As a result of GAMCO Investors, Inc.'s shelf registration in the third quarter 2006, we have the right to issue any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million.

•
Gabelli & Company, Inc, our institutional equity research firm, hosted its 31st Annual Automotive Aftermarket Symposium in October as part of the firm's institutional brokerage business. Held in Las Vegas, the three-day investment research meeting, which focused on emissions technology, fuel efficiency, and OEM supplier dynamics, featured presentations from senior management at 27 leading automotive parts suppliers, retailers, and dealers.

Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

We ended the quarter with approximately $689.0 million in cash and investments, which is net of $5.3 million of cash and investments held by our consolidated investment partnerships.  This included approximately $118.6 million of our investments in The Gabelli Dividend & Income Trust, The Gabelli Global Deal Fund and Westwood Holdings Group as well as other investments of $8.7 million classified as available for sale securities. We highlight selected data for our holdings classified as available for sale as of December 31, 2007:

		- - - - - - Per Share - - - - - -
Investment	Shares	12/31/07 Price	- - - Cost - - -			2007 Dividend Income
			Book	Tax	Market
Gabelli Dividend & Income Trust (GDV)	2.6 mil	$20.46	$17.91	$19.00	$52.9 mil	$ 4.2 mil
Gabelli Global Deal Fund (GDL)	1.3 mil	15.99	15.99	19.89	20.8 mil	1.5 mil
Westwood Holdings (WHG)	1.2 mil	37.60	17.65	17.65	44.9 mil	1.3 mil
Total					$118.6 mil.	$ 7.0 mil

Our debt consisted of $100 million of 5.5% senior notes due May 2013 and a $50.0 million 6% convertible note due August 2011.  We had cash and investments in securities, net of debt and minority interest, of $18.96 per share on December 31, 2007 compared with $17.12 per share on December 31, 2006. We caution that this metric, while correct from an accounting point of view, is not always the same as investors would view cash-on-hand.

Stockholders' equity was $501.3 million or $17.86 per share on December 31, 2007 compared to $451.6 million or $15.99 per share on December 31, 2006.

Shareholder Compensation

Consistent with our shared goals and in the absence of transactions, we target shareholders compensation of 40% of our earnings in the form of stock buybacks or dividends. In 2007, we returned $40.2 million of our earnings to shareholders through dividends of $31.5 million ($1.12 per share) and $8.7 million in stock buybacks. From 2003, GAMCO has paid more than $90 million, or $3.11 per share in dividends to Class A and Class B shareholders, including $2.70 per share in special dividends.

Share Repurchase

    In 2007, we repurchased 186,400 shares at an average investment of $46.45 per share. This includes the 20,200 shares that we purchased during the fourth quarter at an average investment of $54.06 per share. Since our buyback program was initiated in March 1999, we repurchased 4,856,058 class A common shares at an average investment of $39.72 per share. The total amount of shares currently available for repurchase under the current authorization is approximately 862,000 shares at December 31, 2007.

    Shares outstanding on December 31, 2007 were 28.1 million, level with September 30, 2007 shares and approximately 0.6% lower than 28.2 million shares outstanding on December 31, 2006.  Fully diluted shares outstanding for the fourth quarter of 2007 were 29.1 million, level with third quarter 2007 fully diluted shares outstanding and 0.5% below our fully diluted shares of 29.2 million for the fourth quarter 2006.  On December 7, 2007, GAMCO granted 385,400 Restricted Stock Awards ("RSA") shares to our team members. Under the terms of the RSA, staff will vest 30% of their respective award after 3 years of service and vest 70% of their respective award after 5 years of service. Subsequent to year end, GAMCO filed a Form S-3 to allow Cascade Investments to convert any portion of the $50 million of convertible debentures it currently holds and to liquefy its holdings. On January 22, 2008, Cascade Investments converted $10 million of the convertible debentures into 188,697 GBL shares.

Financial Results

In the first quarter of 2006, the provisions of FASB Interpretation No. 46R (“FIN 46R”) and Emerging Issue Task Force 04-5 (“EITF 04-5”) required the consolidation of our investment partnerships and offshore funds managed by our subsidiaries into our consolidated financial statements. However, since we amended the agreements of five investment partnerships and an offshore fund on March 31, 2006 to add substantive kickout rights, FIN 46R and EITF 04-5 only required us to consolidate these entities on our consolidated condensed statement of income for the first quarter 2006.  Accordingly, to provide a better understanding of our core results and trends, GAMCO has provided the 2006 results before adjusting the first quarter 2006 results for FIN 46R and EITF 04-5 on these partnerships and this fund.  These results are not presented in accordance with generally accepted accounting principles (“GAAP”) in the United States.  A reconciliation of these non-GAAP financial measures to results presented in accordance with GAAP is presented in Table V.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.	Cash and investments as adjusted have been computed as follows: (in millions)

	12/31/06	12/31/07
Cash and cash equivalents	$138.1	$168.3
Investments (marketable securities)	479.3	366.9
Total cash and investments (marketable securities)	617.4	535.2
Net amounts receivable/(payable) from/to brokers	17.3	31.8
Adjusted cash and investments (marketable securities)	634.7	567.0
Investments (available for sale)	102.0	127.3
Total adjusted cash and investments	$736.7	$694.3

We believe adjusted cash and investments is a more useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable/(payable) from/to brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc (the "Company") as management fee expense is based on pre-tax income, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table IV.

C.
Beginning January 1, 2006, the provisions of FASB Interpretation No. 46R (“FIN 46R”) and Emerging Issue Task Force 04-5 (“EITF 04-5”) require consolidation of the majority of our investment partnerships and offshore funds managed by our subsidiaries into our consolidated financial statements.  However, since we amended the agreements of five investment partnerships and an offshore fund on March 31, 2006, FIN 46R and EITF 04-5 only required us to consolidate these entities on our consolidated condensed statement of income for the first quarter 2006.  We were not required to consolidate these entities on our consolidated condensed statement of financial condition at March 31, 2006.  In addition, these partnerships and offshore funds, for which the agreements were amended, are not required to be consolidated within our consolidated condensed statement of income or on our consolidated condensed statement of financial condition in future periods as long as we continue to not maintain a direct or indirect controlling financial interest.  For the year ended December 31, 2006, the consolidation of these entities had no impact on net income but did affect the classification of income between operating and other income.  As a result, in Table V, we have also provided our results before adjusting for FIN 46R and EITF 04-5 on these partnerships and this fund.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows:
Table I:	Assets Under Management (millions)
Mutual Funds:	December 31, 2006	December 31, 2007	% Inc. (Dec.)
Open-end	$8,389	$9,774	16.5%
Closed-end	5,806	6,341	9.2
Fixed Income	744	1,122	50.8
Total Mutual Funds	14,939	17,237	15.4
Institutional & PWM:
Equities: direct	10,282	10,708	4.1
“ sub-advisory	2,340	2,584	10.4
Fixed Income	50	24	(52.0)
Total Institutional & PWM	12,672	13,316	5.1
Investment Partnerships	491	460	(6.3)
Total Assets Under Management	$28,102	$31,013	10.4

Equities	$27,308	$29,867	9.4
Fixed Income	794	1,146	44.3
Total Assets Under Management	$28,102	$31,013	10.4

Table II:	Assets Under Management (millions)
						% Increase/(decrease)
Mutual Funds	12/06	3/07	6/07	9/07	12/07	9/07	12/06
Open-end	$8,389	$8,858	$9,529	$9,866	$9,774	(0.9)%	16.5%
Closed-end	5,806	6,188	6,412	6,443	6,341	(1.6)	9.2
Fixed income	744	591	684	1,048	1,122	7.1	50.8
Total Mutual Funds	14,939	15,637	16,625	17,357	17,237	(0.7)	15.4
Institutional & PWM:
Equities: direct	10,282	10,587	11,116	11,266	10,708	(5.0)	4.1
“ sub-advisory	2,340	2,608	2,383	2,494	2,584	3.6	10.4
Fixed Income	50	49	21	27	24	(11.1)	(52.0)
Total Institutional & PWM	12,672	13,244	13,520	13,787	13, 316	(3.4)	5.1
Investment Partnerships	491	477	486	491	460	(6.3)	(6.3)
Total Assets Under Management	$28,102	$29,358	$30,631	$31,635	$31,013	(2.0)	10.4

Table III:	Fund Flows – 4th Quarter 2007 (millions)
	September 30, 2007	Net Cash Flows	Market Appreciation / (Depreciation)	December 31, 2007

Mutual Funds:
Equities	$16,309	$79	$(273)	$16,115
Fixed Income	1,048	64	10	1,122
Total Mutual Funds	17,357	143	(263)	17,237
Institutional & PWM
Equities: direct	11,266	(170)	(388)	10,708
“ sub-advisory	2,494	150	(60)	2,584
Fixed Income	27	(4)	1	24
Total Institutional & PWM	13,787	(24)	(447)	13, 316

Investment Partnerships	491	(25)	(6)	460
Total Assets Under Management	$31,635	$94	$(716)	$31,013

Table IV

GAMCO INVESTORS, INC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,
	2006	2007	% Inc. (Dec.)

Revenues	$82,526	$89,017	7.9%
Expenses	47,682	46,557	(2.4)

Operating income before management fee	34,844	42,460	21.9

Investment income	18,938	389	(97.9)
Interest expense	(3,589)	(2,428)	(32.3)
Other income, net	15,349	(2,039)	(113.3)

Income before management fee, income taxes and minority interest	50,193	40,421	(19.5)
Management fee	4,943	4,072	(17.6)
Income before income taxes and minority interest	45,250	36,349	(19.7)
Income taxes	16,651	12,145	(27.1)
Minority interest	1,620	133	(91.8)
Net income	$26,979	$24,071	(10.8)

Net income per share:
Basic	$0.96	$0.86	(10.3)

Diluted	$0.94	$0.84	(10.2)

Weighted average shares outstanding:
Basic	28,240	28,077	(0.6)

Diluted	29,208	29,075	(0.5)

Reconciliation of Non-GAAP Financial Measures to GAAP:
Operating income before management fee	$34,844	$42,460
Deduct: management fee	4,943	4,072
Operating income	$29,901	$38,388
Operating margin before management fee	42.2%	47.7%
Operating margin after management fee	36.2%	43.1%

Table V
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	For the Twelve Months Ended December 31,
	2006 (a)	Adjust- ments(b)	2006 (c)	2007 (c)	Δ 2007 (c) - 2006 (c)%		Δ 2007 (c) - 2006 (a)%
Revenues	$262,350	$(887)	$261,463	$292,369	$30,906	11.8	$30,019	11.4
Expenses	171,718	162	171,880	174,739	2,859	1.7	3,021	1.8

Operating income before management fee	90,632	(1,049)	89,583	117,630	28,047	31.3	26,998	29.8

Investment income	56,360	14,759	71,119	38,644	(32,475)	(45.7)	(17,716)	(31.4)
Interest expense	(13,646)	(580)	(14,226)	(11,965)	2,261	(15.9)	1,681	(12.3)
Other income, net	42,714	14,179	56,893	26,679	(30,214)	(53.1)	(16,035)	(37.5)

Income before management fee, income taxes and minority interest	133,346	13,130	146,476	144,309	(2,167)	(1.5)	10,963	8.2
Management fee	13,236	-	13,236	14,463	1,227		1,227
Income before income taxes and minority interest	120,110	13,130	133,240	129,846	(3,394)		9,736
Income taxes	45,924	4,924	50,848	49,548	(1,300)		3,624
Minority interest	2,259	8,206	10,465	729	(9,736)		(1,530)
Net income	$71,927	$-	$71,927	$79,569	$7,642	10.6	$7,642	10.6

Net income per share:
Basic	$2.52	$-	$2.52	$2.83	$0.31	12.2	$0.31	12.2

Diluted	$2.49	$-	$2.49	$2.79	$0.30	12.2	$0.30	12.2

Weighted average shares outstanding:
Basic	28,542		28,542	28,142	(400)	(1.4)	(400)	(1.4)

Diluted	29,525		29,525	29,129	(396)	(1.3)	(396)	(1.3)
Reconciliation of Non-GAAP Financial Measures to GAAP:

Operating income before management fee	90,632	89,583	117,630
Deduct: management fee	13,236	13,236	14,463
Operating income	77,396	76,347	103,167
Operating margin before management fee	34.5%	34.3%	40.2%
Operating margin after management fee	29.5%	29.2%	35.3%

(a)	Final results before adjustments relating to FIN 46R and EITF 04-5 – not GAAP.

(b)	Adjustments relating to FIN 46R and EITF 04-5 on five partnerships and one offshore fund on which substantive kick-out rights were added on March 31, 2006.

(c)	GAAP basis.

Table VI
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	2006					2007
	1st	2nd	3rd	4th	Full-Year	1st	2nd	3rd	4th	Full-Year
	Quarter	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter	Quarter
Income Statement Data:
Revenues	$59,284	$61,659	$57,994	$82,526	$261,463	$66,606	$68,277	$68,469	$89,017	$292,369

Expenses	37,381	50,378	36,439	47,682	171,880	42,694	47,660	37,828	46,557	174,739

Operating income before management fee	21,903	11,281	21,555	34,844	89,583	23,912	20,617	30,641	42,460	117,630

Investment income	29,498	10,355	12,328	18,938	71,119	13,572	17,359	7,324	389	38,644
Interest expense	(3,875)	(3,394)	(3,368)	(3,589)	(14,226)	(3,380)	(3,329)	(2,828)	(2,428)	(11,965)
Other income, net	25,623	6,961	8,960	15,349	56,893	10,192	14,030	4,496	(2,039)	26,679

Income before management fee, income taxes and minority interest	47,526	18,242	30,515	50,193	146,476	34,104	34,647	35,137	40,421	144,309

Management fee	3,417	1,818	3,058	4,943	13,236	3,401	3,449	3,541	4,072	14,463

Income before income taxes and minority interest	44,109	16,424	27,457	45,250	133,240	30,703	31,198	31,596	36,349	129,846

Income taxes	16,541	7,360	10,296	16,651	50,848	11,207	12,856	13,340	12,145	49,548
Minority interest	8,608	119	118	1,620	10,465	332	345	(81)	133	729

Net income	$18,960	$8,945	$17,043	$26,979	$71,927	$19,164	$17,997	$18,337	$24,071	$79,569

Net income per share:
Basic	$0.65	$0.31	$0.60	$0.96	$2.52	$0.68	$0.64	$0.65	$0.86	$2.83

Diluted	$0.64	$0.31	$0.60	$0.94	$2.49	$0.67	$0.63	$0.64	$0.84	$2.79

Weighted average shares outstanding:
Basic	29,180	28,507	28,254	28,240	28,542	28,228	28,160	28,106	28,077	28,142

Diluted	30,185	29,496	29,235	29,208	29,525	29,196	29,147	29,099	29,075	29,129

Reconciliation of Non-GAAP
Financial measures to GAAP:
Operating income before management fee	$21,903	$11,281	$21,555	$34,844	$89,583	$23,912	$20,617	$30,641	$42,460	$117,630
Deduct: management fee	3,417	1,818	3,058	4,943	13,236	3,401	3,449	3,541	4,072	14,463
Operating income	$18,486	$9,463	$18,497	$29,901	$76,347	$20,511	$17,168	$27,100	$38,388	$103,167
Operating margin before management fee	36.9%	18.3%	37.2%	42.2%	34.3%	35.9%	30.2%	44.8%	47.7%	40.2%
Operating margin after management fee	31.2%	15.3%	31.9%	36.2%	29.2%	30.8%	25.1%	39.6%	43.1%	35.3%

Table VII

GAMCO INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(dollars in thousands, except per share data)

	December 31,	December 31,
	2006	2007
ASSETS

Cash and cash equivalents	$138,113	$168,319
Investments	589,495	495,008
Receivable from brokers	53,682	40,145
Other receivables	43,260	42,665
Other assets	12,681	11,443

Total assets	$837,231	$757,580

LIABILITIES AND STOCKHOLDERS' EQUITY

Payable to brokers	$36,346	$7,562
Income taxes payable	13,922	17,539
Compensation payable	30,174	25,362
Securities sold short, not yet purchased	8,244	2,229
Accrued expenses and other liabilities	43,833	41,335
Total operating liabilities	132,519	94,027
5.5% Senior notes (due May 15, 2013)	100,000	100,000
6% Convertible note, $50 million outstanding (due August 14, 2011)	49,504	49,608
5.22% Senior notes (due February 17, 2007)	82,308	-
Total debt	231,812	149,608
Total liabilities	364,331	243,635

Minority interest	21,324	12,630

Stockholders' equity	451,576	501,315

Total liabilities and stockholders' equity	$837,231	$757,580